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                            THE GOOD GUYS, INC.                     Exhibit 11.1
                       STATEMENT SETTING FORTH COMPUTATION
                              OF EARNINGS PER SHARE
                      (In thousands except per share data)

                                                                   December 31,   December 31,
                                                                       1995           1994
                                                                      -------       -------
Net Income                                                            $ 6,728       $ 8,601

1.  As presented in the 10-Q
    Shares used in per share
    computation                                                        13,581        13,286

    Net income per common share
    and common share equivalents                                      $   .50       $   .65
                                                                      =======       =======

2. Computation of primary and fully diluted earnings per share including common stock equivalents

    a)  Primary earnings per common share

        Weighted average number of shares:
        Common stock  (A)                                              13,581        13,286
        Stock options (B)                                                 126           188
                                                                      -------       -------

        Total                                                          13,707        13,474

        Primary earnings
        per share                                                     $   .49       $   .64
                                                                      =======       =======

    b)  Fully diluted earnings per share

        Weighted average number of shares:
        Common stock  (A)                                              13,581        13,286
        Stock options (B)                                                 126           188
                                                                      -------       -------

        Total                                                          13,707        13,474

        Fully diluted earnings
        per share                                                     $   .49       $   .64
                                                                      =======       =======


(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.

(B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.


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